Exhibit 99.1

Zura Bio Welcomes Accomplished Drug Development Leaders Mark Eisner, M.D., M.P.H., and Ajay Nirula, M.D., Ph.D., to Board of Directors

HENDERSON, Nev. – (BUSINESS WIRE) – February 23, 2026 – Zura Bio Limited (Nasdaq: ZURA) (“Zura” or the “Company”), a clinical-stage biotechnology company developing novel and differentiated medicines to meaningfully improve the lives of patients with serious and debilitating autoimmune and inflammatory diseases, today announced the appointments of Mark Eisner, M.D., M.P.H., and Ajay Nirula, M.D., Ph.D., to its Board of Directors, effective February 21, 2026. As part of this transition, Neil Graham, M.B.B.S., M.D., M.P.H., will step down from the Board effective the same date.

“Mark and Ajay are accomplished immunology executives who have successfully guided innovative biologics from early development through approval and commercialization on a global scale,” said Amit Munshi, Chairman of the Board. “As we advance our Phase 2 programs and evaluate new growth opportunities, their experience will be instrumental. Their decision to join the Board reflects their conviction in our strategy and pipeline.”

“Neil has been a valued member of our Board since the Company’s formative stages,” added Mr. Munshi. “Following his decision to accept a full-time role that limits his ability to continue serving on the Board, we want to express our sincere appreciation for his significant contributions to Zura. Neil has been a critical participant on our R&D Committee, and his insight and dedication have helped shape the Company. We are grateful for his service and wish him continued success in his future endeavors.”

Mark Eisner, M.D., M.P.H.

Dr. Mark Eisner, M.D., M.P.H., is a biotechnology executive with more than 25 years of leadership in clinical development and immunology. He currently serves as Executive Vice President and Chief Medical Officer of Vir Biotechnology, where he oversees clinical development, regulatory sciences, and medical affairs. Previously, he served as Chief Medical Officer at Sonoma Biotherapeutics and FibroGen, and spent nearly 11 years at Genentech/Roche, including as Senior Vice President and Global Head of Product Development for Immunology, Infectious Disease, and Ophthalmology. In that role, he led multinational development programs and global regulatory submissions across major therapeutic areas. Prior to entering industry, Dr. Eisner was Professor of Medicine and Anesthesia at the University of California, San Francisco.

“Successfully advancing innovative biologics requires rigorous clinical strategy and disciplined execution,” said Dr. Eisner. “Zura has taken a data-driven and scientifically grounded approach to development, and I look forward to contributing my experience in guiding programs through critical clinical and regulatory milestones.”

Ajay Nirula, M.D., Ph.D.

Dr. Ajay Nirula, M.D., Ph.D., is a physician-scientist and biotechnology executive with more than two decades of leadership in immunology research and clinical development. He currently serves as Executive Vice President and Head of Research and Development at Recludix Pharma.

Previously, Dr. Nirula served as Senior Vice President and Immunology Therapeutic Area Head at Eli Lilly and Company, where he led discovery research and early- and mid-phase clinical development in immunology. During his tenure, he helped establish immunology as a core therapeutic area at Lilly, contributing to four globally approved medicines and advancing more than ten product candidates into clinical development. While at Lilly, he oversaw the development of tibulizumab prior to its licensing to Zura and has subsequently served on Zura’s Scientific Advisory Board, continuing his engagement with the program. Prior to Lilly, Dr. Nirula held leadership roles at Amgen, Biogen Idec, and Merck & Co., advancing programs across multiple immune-mediated diseases.

“Having overseen tibulizumab’s development while at Lilly, I have long believed in the strength of its dual-pathway design,” said Dr. Nirula. “By simultaneously targeting IL-17 and BAFF, Zura’s strategy is designed to address complementary drivers of autoimmune disease, and I’m excited to support the advancement of this dual-pathway bispecific program.”

ABOUT ZURA

Zura is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases with unmet need. The Company’s pipeline includes product candidates designed to target key mechanisms of immune system imbalance, with the goal of improving efficacy, safety, and dosing convenience for patients.

Zura’s lead product candidate, tibulizumab (ZB-106), is being evaluated in two Phase 2 clinical studies in adults: TibuSHIELD, a study in hidradenitis suppurativa (HS), and TibuSURE, a study in systemic sclerosis (SSc). Additional product candidates, crebankitug (ZB-168) and torudokimab (ZB-880), have completed Phase 1/1b studies and are being evaluated for their potential across a range of autoimmune and inflammatory conditions.

For more information, please visit www.zurabio.com.

CONTACT

Megan K. Weinshank

Head of Corporate Affairs

ir@zurabio.com